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                                                                  Exhibit (d)(8)

                             TERMINATION AGREEMENT

          This Agreement by and between Lifschultz Industries, Inc., a Delaware corporation (the "Company"), and James C. Triplett, an individual ("Triplett"), is entered into as of May 15, 2001.

          WHEREAS, the Company and Triplett have entered into a Sale/Merger/Acquisition Agreement dated as of April 24, 2000 (the "Sale Agreement"), pursuant to which Triplett is entitled to certain amounts upon the consummation of certain transactions by the Company for services provided by Triplett to the Company in arranging, negotiating and closing such transactions; and

          WHEREAS, the Company is entering into an Agreement and Plan of Merger with Danaher Corporation and Saltwater Acquisition Corp. (the "Merger Agreement").

          NOW THEREFORE, in consideration of the mutual benefits to be derived from the making of this Agreement and the mutual covenants and obligations herein contained, the parties agree as follows:

          Triplett and the Company hereby agree that, pursuant to the terms of the Sale Agreement, upon the Effective Time (as defined in the Merger Agreement), the Company will pay or cause to be paid to Triplett an amount equal to $715,000. The parties hereto agree that upon the payment of the aforesaid amount, the Sale Agreement shall terminate, all obligations to Triplett thereunder shall be deemed to have been satisfied in full and no party thereto shall thereafter have any rights or obligations under the Sale Agreement.

          The parties hereto have executed this Agreement as of the date first above written.



                                             LIFSCHULTZ INDUSTRIES, INC.


                                             By:   /s/ Dennis R. Hunter
                                                 --------------------------
                                                   Name: Dennis R. Hunter
                                                   Title: President


                                             By:   /s/ James C. Triplett
                                                 --------------------------
                                                   James C. Triplett